EXHIBIT 21.1

                     LIST OF SUBSIDIARIES OF THE REGISTRANT

                                                                   NAME UNDER WHICH THE
SUBSIDIARY                              STATE OF INCORPORATION     SUBSIDIARY DOES BUSINESS
--------------------------------------  -------------------------  ---------------------------

City Smart Ltd.                         Hong Kong                  --

Easy Park Ltd                           Israel                     --

Easy Park Israel Ltd.                   Israel                     --

InterCard GmbH Systemelectronic         Germany                    InterCard

InterCard GmbH Kartensysteme            Germany                    InterCard

OTI America, Inc.                       Delaware                   --

OTI Africa, Ltd.                        South Africa               --

SoftChip Technologies (3000) Ltd.       Israel                     SoftChip

SoftChip Israel Ltd.                    Israel                     --